COMPANY CONTACT:
                                        Checkpoint Systems, Inc.
                                        Craig Burns
                                        Executive Vice President,
                                        Chief Financial Officer and Treasurer
                                        (856) 848-1800
                                    INVESTOR RELATIONS CONTACTS:
                                        Christine Mohrmann, Jim Olecki
                                        Financial Dynamics
                                        (212) 850-5600


             CHECKPOINT SYSTEMS, INC. ANNOUNCES AGREEMENT TO SETTLE
                        FOLLOW-ON CLASS ACTION COMPLAINTS

Thorofare, New Jersey, June 22, 2006 - Checkpoint Systems, Inc. (NYSE: CKP) announced today an agreement in principle to settle the follow-on class action complaints that arose in connection with the ID Security Systems Canada Inc. litigation, as described in our SEC filings.

Subject to the provisions of this settlement agreement, Checkpoint will be obligated to pay $1.45 million in cash and provide credits for the purchase of 90 million Model 410 RF Tag vouchers at a retail selling value of $0.035 each. The settlement agreement is subject to various conditions, including, but not limited to court approval. The stipulated class includes certain specified purchasers of Model 410 disposable radio frequency tags from Checkpoint Systems, Inc. during the period of August 2, 1998 through December 31, 2002.

"Settling this remaining action was in the best interest of the company and our shareholders. With this resolution, we will avoid the added risks, burden, and costs relating to litigation. Our previously announced financial guidance did not include charges associated with this agreement and should be adjusted accordingly," said George Off, Chairman and Chief Executive Officer of Checkpoint Systems.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems, and retail merchandising systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 33 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

placePlaceNameSafe PlaceTypeHarbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.